SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                            	RadNet, INC.

                              --------------------
                                (Name of Issuer)



                     Common Stock, $.0001 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    750491102
                                  ------------
                                 (CUSIP Number)

                                  July 9, 2008
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP No. 750491102
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Brencourt Advisors, LLC          			EIN # 13-4137530
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        1,868,236
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       1,868,236
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,868,236
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.24%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-------------------------------------------------------------------------------


CUSIP No. 750491102
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Brencourt Distressed Securities Master, Ltd.          EIN # 32-0006283
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        747,294
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       747,294
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    747,294
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.10%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------

CUSIP No. 750491102
-------------------------------------------------------------------------------


1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Partners Group Alternative Strataegies PCC Limited         EIN #
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Guernsey, Channel Islands
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        112,095
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       112,095
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    112,095
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.31%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------

CUSIP No. 750491102
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MAN MAC Schreckhorn 14B Limited                      EIN #
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        990,165
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       990,165
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    990,165
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.78%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------


CUSIP No. 750491102
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Brencourt Enhanced Multi-Strategy Dedicated Fund L.P.   EIN #
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        18,682
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       18,682
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    18,682
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.05%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    PN
-------------------------------------------------------------------------------

Schedule 13G

Item 1(a).

Name of Issuer: RadNet, INC.

Item 1(b).   Address of Issuer's Principal Executive Offices:

5966 La Place Court
Carlsbad, California 92008

Item 2(a).   Name of Persons Filing:

Brencourt Advisors, LLC
Brencourt Distressed Securities Master, Ltd.
Partners Group Alternative Strategies PCC Limited
MAN MAC Schreckhorn 14B Limited
Brencourt Enhanced Multi-Strategy Dedicated Fund L.P.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

The principal office of Brencourt Advisors, LLC is:

600 Lexington Avenue
8th Floor
New York, NY 10022

Item 2(c).   Citizenship:

Brencourt Advisors, LLC  - Delaware
Brencourt Distressed Securities Master, Ltd. - Bermuda
Partners Group Alternative Strategies PCC Limited - Guernsey, Channel Islands MAN MAC Schreckhorn 14B Limited - Bermuda
Brencourt Enhanced Multi-Strategy Dedicated Fund L.P. - Cayman Islands

Item 2(d).   Title of Class of Securities:

Common Stock, $0.0001 par value per share

Item 2(e).   CUSIP Number:

750491102

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c)

            (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |X| Investment Adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E)

            (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

            (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

            (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.      Ownership.


            (a)   Amount beneficially owned: 1,868,236

            (b)   Percent of class: 5.24%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

			0

                  (ii)  Shared power to vote or to direct the vote:

			1,868,236

                  (iii) Sole power to dispose or to direct the disposition of:

			0

                  (iv)  Shared power to dispose or to direct the disposition of:

			1,868,236

--------------
(1) Percentages are based on 35,667,891 shares of common stock outstanding as of July 14, 2008 (as set forth on the Issuer's Form 10-Q, filed on May 12,
2008 with the Securities and Exchange Commission).

Item 5.    [ ] Ownership of Five Percent or Less of a Class.


Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of RadNet Inc. No one person's interest in the common stock of RadNet Inc. exceeds five percent of the outstanding common stock of RadNet Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.      Identification and Classification of Members of the Group.

Not applicable.

Item 9.      Notice of Dissolution of Group.

Not applicable.

Item 10.     Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE
                                    ----------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated as of July 17, 2008


                             Brencourt Advisors, LLC
                             By:  Michael Palmer
                                  Chief Compliance Officer

                             By:   /s/  Adam Hopkins
                                --------------------------------------